Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

WESTWOOD ONE
FINALIZES $100 MILLION INVESTMENT
AND WELCOMES NEW BOARD MEMBERS
New York, NY — June 19, 2008 — Westwood One, Inc. (NYSE: WON) (the “Company” or “Westwood”) announced today the closing of the sale of $75 million of a newly created series of preferred stock, 7.50% Series A Convertible Preferred Stock, to Gores Radio Holdings, LLC (together with certain related entities, “Gores”), an entity managed by The Gores Group, LLC (“The Gores Group”). The Convertible Preferred Stock has an initial conversion price of $3.00 per share, which represents a 140% premium to the closing price of $1.25 for the Company’s stock price as of June 18, 2008. In connection with such sale, the Company issued to Gores four year warrants (in three substantially equal tranches) to purchase up to 10 million shares of Westwood common stock, exercisable at $5.00/share, $6.00/share and $7.00/share, respectively.
The preferred stock sale follows a $25 million investment in Westwood common stock by Gores in March 2008. Gores purchased 14,285,714 shares of Westwood common stock at $1.75 per share, which closed in two equal tranches on March 3, 2008 and March 19, 2008, respectively. A detailed description of the Gores equity investment and copies of the Gores agreements were filed with the SEC as exhibits to the Company’s definitive proxy statement on May 14, 2008.
“This financing is key to unlocking the future of Westwood One,” said Thomas Beusse, Westwood One President and CEO. “It will enable us to delever our balance sheet and invest in the growth opportunities we have identified.”
As part of the closing, the Company increased the size of its Board of Directors to eleven directors. In accordance with the terms of the Purchase Agreement, the following three Gores’ designees were elected to the Board: Scott Honour, Senior Managing Director of The Gores Group; Mark Stone, Senior Managing Director of The Gores Group and President, Gores Operations Group; and Ian Weingarten, Managing Director of The Gores Group. Additionally, Emanuel Nunez, Senior Agent at Creative Artists Agency, a Gores’ nominee, was elected as an independent director to the Board.
Beusse added, “In addition to the capital Gores provides, these new board members provide us with the additional operational resources and technical sophistication that will help drive our turnaround. Also, the arrival of Manny Nunez signifies Westwood One’s commitment to being a home for top talent.”
Ian Weingarten, Managing Director of The Gores Group, stated, “We are excited about our investment in Westwood One and are looking forward to partnering with Norm, Tom and the Company to maximize shareholder value. We believe there is a tremendous and clear opportunity to turn around and drive growth in the business by executing upon the key initiatives on which Tom and his team are focused. We are aligned with Tom on his objectives and will actively support him and the Company from a board perspective, by offering operational and strategic counsel”.
The transaction was approved by the Company’s shareholders at a special meeting held on June 17, 2008.
Moelis & Company and UBS Investment Bank served as financial advisors to the Strategic Review Committee of the Board of Directors of Westwood One and Skadden, Arps, Slate, Meagher & Flom LLP served as the committee’s legal advisor.
Proskauer Rose LLP served as The Gores Group’s legal advisor. Mosaic Capital, LLC served as financial advisor.

About Westwood One
Westwood One (NYSE: WON) is a platform-agnostic content company providing over 150 news, sports, music, talk, entertainment programs, features and live events to numerous media partners. Through its subsidiaries, Metro Networks/Shadow Broadcast Services, Westwood One provides local content to the radio and TV industries and to the Web. This content includes news, sports, weather, traffic, video news services and other information. SmartRoute Systems manages traffic information centers for state and local departments of transportation, and markets traffic and travel content to wireless, Internet, in-vehicle navigation systems and voice portal customers. Westwood One serves more than 5,000 radio stations. For more information please visit www.westwoodone.com.
About The Gores Group, LLC
Founded in 1987, The Gores Group, LLC is a private equity firm focused on completing investments, including acquiring controlling interests in mature businesses across industry sectors that can benefit from the firm’s operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence strength of a strategic buyer with the M&A capabilities of a traditional financial buyer. The Gores Group has demonstrated over time a track record of creating value in its portfolio companies alongside management. The Gores Group is currently investing from its $1.3 billion committed private equity funds. Headquartered in Los Angeles, California, The Gores Group also maintains offices in Boulder, Colorado and London. For more information, please visit www.gores.com.
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in economic conditions in the U.S. and in other countries in which Westwood One, Inc. currently does business (both generally and relative to the broadcasting industry); advertiser spending patterns, including the notion that orders are being placed in close proximity to air, limiting visibility of demand; changes in the level of competition for advertising dollars; technological changes and innovations; fluctuations in programming costs; shifts in population and other demographics; changes in labor conditions; and changes in governmental regulations and policies and actions of federal and state regulatory bodies. Other key risks are described in the Company’s reports filed with the SEC, including the Company’s annual report on Form 10-K/A for the year ending December 31, 2007. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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Contact:
Gary J. Yusko
212-373-5311
The Gores Group Contact:
Jim Bates
Sitrick & Co.
(310) 788-2850